Exhibit 99.1

Constellation Energy Partners Reports

Solid Third Quarter Performance

BALTIMORE, Nov. 8, 2007—Constellation Energy Partners LLC (NYSE Arca: CEP) today reported third quarter 2007 performance in line with company expectations, and updated its 2007 forecast to include the recently closed acquisition of properties from Newfield Exploration Mid-Continent, Inc. in the Cherokee Basin in Oklahoma.

The company produced 3,158 MMcfe during the quarter, resulting in adjusted EBITDA of $15.8 million and net income of $6.9 million on a generally accepted accounting principles (GAAP) basis. The company produced 6,181 MMcfe for the nine months ended September 30, 2007, resulting in Adjusted EBITDA of $32.9 million and net income of $11.3 million on a GAAP basis.

The company increased its 2007 forecast to a range of $53.5 million to $58.5 million of Adjusted EBITDA from a range of $48 million to $55 million of Adjusted EBITDA, and increased its 2007 production forecast to a range of 10,100 MMcfe to 11,100 MMcfe from a range of 9,300 MMcfe to 10,300 MMcfe, reflecting its newly acquired Newfield properties. The acquisition from Newfield is the latest of three complementary acquisitions in the Cherokee Basin and establishes CEP as the second largest producer in the basin.

“We delivered results in line with expectations,” said Felix Dawson, chief executive officer. “Production in the quarter was up 165 percent due to the success of our drilling programs and the addition of our Cherokee Basin assets. Increased production plus higher realized commodity prices drove up our gas sales by 175 percent.

“The properties acquired from Newfield in the Cherokee Basin fit in well with our acquisition profile, and advance our strategy of acquiring strong producing properties that are stable and long-lived. While it’s too early to fully assess the results of our newly acquired Cherokee assets, integration and operations continue to go well and we remain optimistic about the long-term growth potential in the Cherokee Basin.

“It has been a little less than a year since our IPO and CEP continues to perform well. We’ve made significant progress on our acquisition and growth strategies, and delivered on our core objective of increasing cash distributions to our unitholders. The 22 percent increase in distribution for the third quarter, which we announced in late October, reflects that our assets are performing well, we’re integrating acquisitions efficiently and we’re doing a good job of maintaining cash flow stability.

“Our performance continues to be encouraging and supports the strong underlying business fundamentals of the MLP sector. We’re optimistic about our prospects in the growing sector and believe our company is positioned well to deliver long-term distribution growth for our unitholders,” Dawson said.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus interest (income) expense; depreciation, depletion and amortization; write-off of deferred financing fees; impairment of long-lived assets; (gain) loss on sale of assets; (gain) loss from equity investment; accretion of asset retirement obligation; unrealized (gain) loss on natural gas derivatives; and realized (gain) loss on cancelled natural gas derivatives.

Adjusted EBITDA is used by management to indicate (prior to the establishment of any cash reserves by our board of managers) the cash distributions we expect to pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

SEC Filings

CEP intends to file its Form 10-Q for the quarter ended Sept 30, 2007, on or prior to November 14, 2007.

Forward-Looking Statements

We make statements in this news release that are considered forward- looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Conference Call Information

The company will host a conference call today at 10:00 a.m. ET to review its financial results and discuss its business outlook for 2007 and beyond.

To participate, analysts, investors, media and the public in the U.S. may dial (888) 322-9245 shortly before 10:00 a.m. (ET). The international phone number is (773) 756-0253. The conference password is PARTNERS.

A replay will be available approximately one hour after the end of the call by dialing (888) 567-0475 or (402) 998-1829 (international).

A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy Partners’ Web site (http://www.constellationenergypartners.com).

A webcast replay, as well as a replay in downloadable MP3 format will also be available on the site approximately one hour after the completion of the call.

CEP was formed- and is partly owned- by Constellation Energy (NYSE: CEG), a Fortune 125 energy company with 2006 annual revenues of $19.3 billion.

Constellation Energy Partners LLC, (http://www.constellationenergypartners.com), is a limited liability company focused on the acquisition, development and exploitation of oil and natural gas properties, as well as related midstream assets.

Constellation Energy Partners LLC Operating Statistics
	Three Months Ended September 30,			Nine Months Ended September 30,
	2007		2006	2007		2006
Net Production:

Total production (MMcfe)	3,158		1,191	6,181		3,391

Average daily production (Mcfe/day)	34,326		12,946	22,641		12,422

Average Sales Price per Mcfe:
Net realized price, including hedges	$7.25	(a)	$7.18	$7.99	(a)	$7.71
Net realized price, excluding hedges	$5.63		$7.07	$6.46		$7.67
(a) Excludes impact of mark-to-market losses.

Net Wells Drilled and Completed	34		6	54		25
Net Recompletions	17.5		0	20.5		0

Constellation Energy Partners LLC Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	($ in thousands)		($ in thousands)
Oil and gas sales	$23,536	$8,549	$50,033	$26,154
Gain/(Loss) from mark-to-market activities	2,635	—	(2,766)	—

Total Revenues	$26,171	$8,549	$47,267	$26,154

Operating expenses:

Lease operating expenses	5,077	1,826	9,822	5,321
Cost of sales	656	—	656	—

Production taxes	992	431	2,136	1,340

General and administrative	2,667	714	6,057	3,445

Loss on sale of equipment	(8)	—	86	—
Depreciation, depletion and amortization	7,619	2,176	13,162	5,987
Accretion expense	98	35	211	106

Total operating expenses	17,101	5,182	32,130	16,199

Other expenses:

Interest (income) expense, net	2,216	(164)	3,906	(361)

Other (income) expense	(29)	—	(99)	—

Total expenses	19,288	5,018	35,937	15,838
Net income (loss)	$6,883	$3,531	$11,330	$10,316

Adjusted EBITDA	$15,832	$5,578	$32,946	$16,048

EPS—Basic	$0.37	$0.31	$0.79	$0.91

EPS—Basic Units Outstanding	18,398,146	11,320,300	14,289,600	11,320,300

EPS—Diluted	$0.37	$0.31	$0.79	$0.91

EPS—Diluted Units Outstanding	18,400,709	11,320,300	14,292,163	11,320,300

Constellation Energy Partners LLC Condensed Consolidated Balance Sheets
	September 30, 2007	December 31, 2006
	($ in thousands)
Current assets	$46,693	$26,087
Natural gas properties, net of accumulated depreciation, depletion and amortization	649,126	171,639

Other assets	20,495	5,971

Total assets	$716,314	$203,697

Current liabilities	$23,538	$9,007

Debt	147,000	22,000

Other long-term liabilities	10,699	2,730

Total liabilities	181,237	33,737

Class D Interests	7,333	8,000

Common members’ equity	515,003	148,847

Accumulated other comprehensive income	12,741	13,113

Total members’ equity	527,744	161,960

Total liabilities and members’ equity	$716,314	$203,697

Constellation Energy Partners LLC Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	($ in thousands)		($ in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$6,883	$3,531	$11,330	$10,316
Add:
Interest expense/(income), net	2,216	(164)	3,906	(361)
Depreciation, depletion and amortization	7,619	2,176	13,162	5,987
Accretion of asset retirement obligation	98	35	211	106
Loss on sale of asset	(8)	—	86	—
Loss from mark-to-market activities	(2,635)	—	2,766	—
Long-term incentive plan	22		22
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	1,637	(129)	1,463	(129)

Adjusted EBITDA	$15,832	$5,449	$32,946	$15,919

Maintenance capital (1)	3,314	1,238	6,071	3,713
Drilling fund	(1,134)	—	(1,134)	—
Interest expense (cash)	1,680	—	2,590	—
Distributable Cash	$11,972	$4,211	$25,419	$12,206

(1)    Maintenance capital expenditures are capital expenditures that we expect to make on an ongoing basis to maintain our asset base (including our undeveloped leasehold acreage) at a steady level over the long term. These expenditures include the drilling and completion of additional development wells to offset the expected production decline during such period from our producing properties, as well as additions to our inventory of unproved properties or proved reserves required to maintain our asset base.

(2) Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:
— interest (income) expense;
— depreciation, depletion and amortization;
— write-off of deferred financing fees;
— impairment of long-lived assets;
— (gain) loss on sale of assets;
— (gain) loss from equity investment;
— accretion of asset retirement obligation;
— unrealized (gain) loss on natural gas derivatives; and
— realized loss (gain) on cancelled natural gas derivatives